EXHIBIT 99.1

For Immediate Release

Contact:	Michelle Sullivan The Boston Beer Company, Inc. (617) 368-5165

BOSTON BEER APPOINTS GREGG A. TANNER DIRECTOR

BOSTON, MA (10/30/07) - The Boston Beer Company, Inc. (NYSE: SAM) announced today that Gregg A. Tanner has been appointed a Director of the Company, effective October 29, 2007.

Mr. Tanner, 51, serves as the Executive Vice President and Chief Supply Chain Officer of Dean Foods Company of Dallas, Texas. Before joining Dean Foods, Mr. Tanner had served in executive operations and supply chain positions with The Hershey Company, ConAgra Foods and Quaker Oats Company, with his most recent position being Senior Vice President Global Operations for The Hershey Company, where he was responsible for purchasing, manufacturing, logistics and customer service.

Jim Koch, founder and chairman of the Company, said, "Gregg's extensive experience in operations and supply chain management at quality companies will add significant depth to the Board as we consider owning and operating multiple breweries. We look forward to his insights and guidance."

Mr. Tanner will serve as an independent Class B Director, filling a vacancy created by the increase in the number of Class B Directors from four to five by Mr. Koch, as the sole holder of the issued and outstanding Class B Common Stock.

"Over the past 20 plus years I have watched with great interest the growth of the craft beer category and the leading role The Boston Beer Company has played in that growth," Mr. Tanner said. "I am eager to join the Boston Beer Board at this exciting time in the Company's growth and expansion in its operations."

THE BOSTON BEER COMPANY BACKGROUND:

The Boston Beer Company began in 1984 with a generations-old family recipe that founder and brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

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Today, the Company brews more than 21 styles of beer. The Company uses the traditional four-vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com or www.bostonbeer.com.

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